Exhibit 99.4

ACQUISITION OF THE INTERNATIONAL OPERATIONS

Overview

On November 21, 2012, we entered into a Purchase and Sale Agreement, which was amended and restated on February 22, 2013 (the “PSA”), with Ally, to acquire its auto finance and financial services operations in Europe and Latin America. Upon the terms and subject to the conditions set forth in the PSA, we have acquired or will acquire Ally’s equity interests in its top-level holding companies that comprise substantially all of Ally’s auto finance and financial services business in Europe and Latin America (such entities, together with their direct and indirect subsidiaries to be transferred pursuant to the PSA, the “Target Companies”). Additionally, on November 21, 2012, we entered into a Share Transfer Agreement (the “STA”) with Ally. Upon the terms and subject to the conditions set forth in the STA, we will acquire Ally’s non-controlling 40% equity interest in GMAC-SAIC Automotive Finance Company Limited (“GMAC-SAIC”). GMAC-SAIC conducts auto finance and financial services business in China. The PSA and the STA are sometimes referred to in this Offering Memorandum as the “Acquisition Agreements.”

As of the date of this Offering Memorandum, pursuant to the terms of the PSA, we have acquired Ally’s auto finance and financial services operations in Europe, other than in France and Portugal, and in Latin America, other than in Brazil. As of the date of this Offering Memorandum, we have not acquired the equity interest in GMAC-SAIC. The remaining closings under the PSA and the closing of the acquisition of the equity interest in GMAC-SAIC under the STA will occur when the applicable closing conditions with respect to these acquisitions have been satisfied or waived, which we currently expect to occur later in 2013 or as soon as practicable. We cannot predict with certainty, however, whether or when the closing conditions for these remaining Transactions will be satisfied or whether or when any of these remaining Transactions will be consummated. The PSA and STA are not cross-conditioned upon each other.

The completion of the acquisition of the Brazil, France and Portugal operations under the PSA is subject to certain customary conditions, including, among others, the receipt of required governmental approvals, the absence of any injunction or other legal prohibition on the completion of the acquisition, the accuracy of the representations and warranties of the other party (generally subject to a material adverse effect standard), and material compliance by the other party with its obligations under the PSA. The completion of the acquisition of the GMAC-SAIC equity interest under the STA is subject to similar conditions relating to the receipt of government approvals, the accuracy of representations and warranties (generally subject to a material adverse effect standard), the material compliance by the other party with its obligations under the STA and satisfactory negotiation of a new joint venture agreement between us and the ongoing members of the joint venture.

The members of the management team of the international operations have become employed by GM Financial as a result of the closing of the Transactions completed thus far (other than for those responsible for Brazil and GMAC-SAIC). As a result of the closings that have already occurred, we have entered into transition services agreements with Ally which obligate us to provide certain management transition services back to Ally until all of the closings have occurred and which obligate Ally to provide certain transition services to us during this period.

Ally has entered into covenants in the PSA customary for transactions of this nature, including, among others, a covenant, subject to certain exceptions, not to engage in specified activities competitive with the business of the Target Companies in the jurisdictions where the Target Companies operate or solicit or hire certain employees of the Target Companies for three years following the applicable closing date. Ally has also entered into covenants in the STA, including, among others, a covenant not to engage in specified activities competitive with the business of GMAC-SAIC in China for three years following the closing date.

The PSA and the STA contain representations, warranties and other covenants customary for transactions of this nature. The PSA and the STA also contain indemnification obligations of each party with respect to breaches of representations, warranties and covenants and certain other specified matters.

The PSA contains certain termination rights for us and Ally, as the case may be, applicable upon, among other events and subject to certain exceptions, (i) the acquisition of the Brazil operations having not been completed on or prior to July 1, 2014, (ii) a material breach by the other party that is not or cannot be cured within 45 days’ notice of such breach, or (iii) the passage of 60 days after the issuance of a written denial in respect of certain required regulatory approvals and the exhaustion of all avenues of appeal.

The STA contains certain termination rights for us and Ally, as the case may be, applicable upon, among other events and subject to certain exceptions, (i) all requisite approvals for the acquisition of the equity interest in GMAC-SAIC having not been completed on or prior to July 1, 2014, (ii) a material breach by the other party that is not or cannot be cured within 45 days’ notice of such breach, or (iii) the denial of certain required regulatory approvals.

The foregoing descriptions of the PSA and the STA do not purport to be complete and are qualified in their entirety by the provisions of the PSA and the STA, which have been filed by GM Financial with the SEC.

Funding the Transactions

The aggregate purchase price for all of the Transactions is approximately $4.2 billion, subject to closing adjustments. The aggregate amount paid with respect to the acquisitions that have occurred thus far is approximately $2.4 billion. In addition to the purchase price that we have paid with respect to the Transactions, we have also funded a $1.5 billion inter-company loan to certain of the entities we acquired in Europe, of which $1.3 billion was used to repay a loan from Ally to such European entities.

The approximately $2.4 billion paid for the acquisitions that have occurred thus far, and the $1.5 billion funded for the extension of the inter-company loan to our recently-acquired European entities, have been funded through a combination of $1.8 billion of our own cash, a $1.3 billion equity contribution from GM, and $800 million in borrowings under an inter-company loan agreement with GM. The proceeds of this offering will be used, in part, to repay the borrowings under the inter-company loan agreement with GM. We anticipate that the acquisition of the remaining portions of the international operations that we have not acquired thus far will be funded through some combination of our own cash, $700 million in additional equity from GM, from borrowings under our inter-company loan agreement with GM and through this note offering.

As of December 31, 2012, on a pro forma basis assuming completion of all of the Transactions, including an equity contribution of $2.0 billion from GM and the incurrence by us of $3.0 billion in unsecured debt, our balance sheet would reflect total assets of $34.3 billion, total liabilities (including consolidated debt) of $27.9 billion, tangible net worth of $5.2 billion and leverage, measured as total assets to tangible net worth, of 6.6x. As of December 31, 2012, on a pro forma basis assuming completion of the Transactions completed thus far and including an equity contribution of $1.3 billion from GM, our balance sheet would reflect total assets of $28.1 billion and total liabilities of $22.9 billion.

Estimated Sources and Uses

The following table summarizes the estimated sources and uses of the funds as if all of the Transactions, and the extension of the inter-company loan to our European entities, had been completed as of December 31, 2012. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustments depending on several factors, including the actual closing date of all of the Transactions and the outstanding amount of indebtedness at that time. There can be no assurance whether the remaining Transactions will be consummated under the terms contemplated or at all and, if consummated, when the closings will take place.

(In millions)
Source of Funds		Use of Funds
Cash on hand, net(1)	$700	Payment to Ally for closed Transactions	$2,400
Unsecured debt(2)	3,000	Extension of inter-company loan(3)	1,500
Current GM equity contribution	1,300	Payment to Ally for remaining Transactions	1,800
Additional GM equity contribution	700

Total Sources	$5,700	Total Uses(4)	$5,700

(1)	Represents cash on hand of GM Financial used in excess of cash from unsecured debt and equity contributions.
(2)	Represents the aggregate principal amount of the Notes offered hereby and inter-company debt from GM.
(3)	$1.3 billion was used to repay an inter-company loan from Ally to our recently-acquired European operations.
(4)	Excludes fees and expenses related to the Transactions and this offering, which are estimated to be $75-$100 million.

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